Exhibit 10.2

AMENDMENT NO. 1 TO TECHNOLOGY ASSET PURCHASE AGREEMENT

This Amendment No. 1 to the Technology Asset Purchase Agreement (the "Amendment") dated June 30, 2022 is entered into by and between Integral Technologies, Inc. (“Integral” or "Seller"), a corporation organized under the laws of the State of Nevada, and Pivotal Battery Corp. (“Pivotal” or “Purchaser”), a corporation organized under the laws of the State of Delaware.

RECITALS

WHEREAS, the Purchaser and the Seller are parties to that certain Technology Asset Purchase Agreement, dated September 9, 2019 (the "Agreement"), pursuant to which, among other things, the Purchaser agreed to acquire the Purchased Assets from the Seller on the terms and subject to the conditions set forth in the Agreement;

WHEREAS, capitalized terms used in this Amendment, but not otherwise defined herein, are used herein with the respective meanings ascribed to such terms under the Agreement;

WHEREAS, due to the unforeseen business environment, precipitated in large part from the COVID-19 global pandemic that caused supply shortages around the world, in particular, the Seller’s ability to source conductive fiber needed to enter into a supplier agreement, Purchaser and Seller desire to amend the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the foregoing, and the mutual terms, covenants and conditions herein below set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

The Agreement shall be amended as follows:

1.           The previous payments totaling $422,800 made between 2019 - 2022 by Purchaser to Seller shall be treated as consideration for the Amendment.

2.           The Parties agree to delete Sections 2, 2.1, 2.2 and 2.3, including Exhibit B and Exhibit C in their entirety.

3.           The Parties agree to cancel the Promissory Note dated September 9, 2019 and the Promissory Note Modification Agreement dated October 23, 2020. The Parties agree the Promissory Note dated September 9, 2019 and the Promissory Note Modification Agreement dated October 23, 2020, including all unpaid interest, are hereby cancelled.

4.           The Parties agree a new Section 2, 2.1, 2.2, 2.3, and 2.4 shall be added to the Agreement, as follows:

“2.         ASSIGNMENTS; TECHNOLOGY PURCHASE PRICE; SECURITY & DEFAULT.

2.1         Seller hereby agrees to sell, assign and transfer, and Purchaser hereby agrees to purchase and accept, all of Seller's right, title, interest and benefit in and to the Technology and Proprietary Rights.

2.2         Purchase Price. The total purchase price of the assets shall be $2,000,000 in cash and 1,500,000 shares of Pivotal’s common stock.

a.    Payments During Development Phase: Purchaser shall pay to Seller, payments of $15,000 due on December 31st and $25,000 due on June 30th during each subsequent six (6) month period following the Amendment. In any case, the purchase price shall be paid in full no later than December 31, 2027.

b.    Payments Upon Commercialization: Upon commercialization, defined as $500,000 in Revenue in any quarter or $1,000,000 in any year (“Commercialization”), Purchaser shall pay to Seller $250,000 per year, payable in $125,000 increments due on June 30th and December 31 until the purchase price, is paid in full. In any case, the purchase price shall be paid in full no later than December 31, 2027.

c.    Stock Issuance. Purchaser shall issue to Seller, 1,500,000 fully paid and non-assessable shares of the Purchaser’s common stock, par value $.001 upon Commercialization, as defined in Section 2.2(b) above, however, in any event the shares shall be issued no later than December 31, 2027. The issuance of the shares shall be exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(a)(2) of that act.

d.    Board Representation. The board of directors of Seller shall have the option to nominate one (1) director to Purchaser’s board of directors, and Purchaser shall take the appropriate corporate action to approve and elect such nominee within five (5) business days of the nomination. Seller shall have a right to board representation as long as its ownership of Purchaser’s common stock is equal to or greater than 2.5% of the outstanding shares.

2.3         Security.

a.    Seller is hereby granted a first priority security interest (to the extent allowed by law) on U.S. Patent Application Nos. 14/822,315 and 16/236,533 and its subsequent issued patents (the “Collateral”), which shall be enforceable upon an Event of Default.

b.    Purchaser hereby authorizes Seller to file UCC statements, without notice to Purchaser, with all appropriate jurisdictions to perfect or protect Seller's interest or rights hereunder, including a notice that any disposition of the Collateral shall be deemed to violate the rights of Seller.

2.4         Default. Upon the occurrence of an Event of Default the purchase price, and all other amounts owing hereunder may, at the option of the Seller, become immediately due and payable to Seller. An “Event of Default” shall mean:

a.    Commencement of proceedings against the Purchaser under any bankruptcy or insolvency law or other law for the reorganization, arrangement, composition or similar relief or aid of debtors or creditors if such proceeding remains undismissed and unstayed for a period of 90 days.

b.    If the Purchaser shall dissolve, liquidate or wind up its affairs or sell substantially all of its assets.

c.    If the Purchaser breaches any of its representations, warranties, covenants or agreements set forth in the Agreement and such breach shall not be cured within 60 days following notice to the Purchaser by the Seller.

d.    Purchaser is in material breach of any provision of the Agreement, which breach continues for more than 60 calendar days following notice to the Purchaser by the Seller.”

5.           The Parties agree to amend Section 5.1(a) by deleting the following in the Section:

“,and any other consideration stated in Exhibit B,”

6.           The Parties agree to delete Section 5.2(b) in its entirety and to renumber Section 5.2(c) as 5.2(b), and renumber Section 5.2(d) as 5.2(c) and renumber Section 5.2(e) as 5.2(d).

7.           The Parties agree to add Sections 16, 16.1 and 16.2 with the following:

  “16.         SUPPLIER AGREEMENT.

16.1         Purchaser and Seller shall enter into an exclusive ten (10) year supplier agreement (the “Exclusive Supplier Period”) as soon as Seller has developed a version of ElectriPlast that the parties agree is suitable for use in the manufacture of bipolar plates using the Technology. The supply agreement shall include the following key terms:

a.    During the Exclusive Supplier Period, Seller shall be the exclusive supplier of conductive plastic material (“ElectriPlast”) used by Purchaser for the manufacture of bi-polar plates using the Technology, and Purchaser shall only use ElectriPlast for its bipolar plates;

b.    During the Exclusive Supplier Period, Seller shall supply ElectriPlast at a mutually agreeable price, and upon the expiration of the Exclusive Supplier Period, Seller shall have the right to match any third-party supplier price to maintain its exclusive supplier role with Purchaser.

c.    During the Exclusive Supplier Period, the Purchaser shall be the Seller’s sole customer and Seller shall not market, sell, transfer, or distribute the ElectriPlast material to any third party without Purchaser’s written consent. During the Exclusive Supplier Period, Purchaser shall be the Seller’s exclusive distributor of ElectriPlast for use with the Technology.

16.2         Third-Party Supplier. Until the parties enter into an exclusive supplier agreement, Purchaser shall have the right to purchase materials as needed from any third-party supplier, to continue its development of the bipolar plate for commercialization in energy storage devices. In the event Purchaser enters into a supply agreement with a third-party supplier to secure the availability of materials for its biplate development and commercialization efforts, Purchaser shall not be required to enter into an exclusive supplier agreement with the Seller as stated in Section 16.1, but make best effort to enter into a non-exclusive supplier agreement with Seller that does not disadvantage Purchaser from any existing supplier agreement it may have with a third-party supplier.”

8.           The Parties agree to add Sections 17 and 17.1 with the following:

“17.       CHANGE IN CONTROL.

17.1         Change in Control. In the event either company becomes the target of an acquisition or merger, where its common shareholders, immediately prior to a merger or acquisition, owns less than fifty percent (50%) of the outstanding common stock of the acquiring entity or, in the case of a merger transaction, the surviving corporation, the following shall occur:

a.    If Integral is the acquired or merged company, then all unpaid payments and stock owed to Integral by Pivotal shall be deferred until December 31, 2027 and Section 2.2(d) shall no longer remain in effect and the Seller shall no longer have board representation on Pivotal’s board of directors.

b.    If Pivotal is the acquired or merged company, then all unpaid payments and stock owed to Integral by Pivotal shall be due and payable in full sixty (60) days after the closing of the transaction.”

9.           Except for the amendment stated above, no other provisions of the Agreement are amended and it shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and date first above written.

Pivotal Battery Corp.	Integral Technologies, Inc.

By:	By:
Name: Richard Bogan	Name: Doug Bathauer
Title: Managing Director	Title Chief Executive Officer

4